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                                                                    Exhibit 5





                                   May 2, 2002



Penton Media, Inc.
1100 Superior Avenue
Cleveland, Ohio  44114

                    Re: Penton Media, Inc. 1998 Director Stock Option Plan (As
                        Amended and Restated Effective as of March 15, 2001)
                        -------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Penton Media, Inc., a Delaware corporation (the "Registrant"), in connection with the Penton Media, Inc. 1998 Director Stock Option Plan (As Amended and Restated Effective as of March 15, 2001) (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for the purpose of this opinion, and based thereon, we are of the opinion that:

         1. The Registrant's shares of common stock, par value $.01 per share (the "Common Stock"), that may be issued and sold pursuant to the Plan and the authorized forms of agreement thereunder (the "Agreements") have been duly authorized and will be, when issued and sold in accordance with the Plan and such Agreements, validly issued, fully paid and nonassessable.

         2. When issued in accordance with the Rights Agreement dated as of June 9, 2000 between the Registrant and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), the share purchase rights (the "Rights") will be validly issued.

         The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement.

         In rendering the opinion set forth in paragraph 1, we have assumed that the resolutions authorizing the Company to issue and sell the Common Stock pursuant to the Plan and to reserve an adequate number of shares of Common Stock out of the authorized capital stock of the Company for issuances pursuant to the Plan will be in full force and effect at all times at which such shares of Common Stock are issued or sold by the Company and that the Company will take no action inconsistent with such resolutions.


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         We hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                                  Very truly yours,


                                                  /s/Jones, Day, Reavis & Pogue